SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 4, 2005

LKQ CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50404	36-4215970
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

120 North LaSalle Street, Suite 3300
Chicago, IL  60602
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (312) 621-1950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.   Unregistered Sales of Equity Securities

Upon reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, we issued the following shares of our common stock upon exercises of outstanding fee warrants: 98,056 shares on September 14, 2005 for consideration of $196,112; and 218,244 shares on October 4, 2005 for consideration of $436,488.

Item 8.01.   Other Events

On October 4, 2005, we completed our public offering of 3,967,500 shares of our common stock at a price per share to the public of $29.00. The offering included 3,217,500 primary shares sold by us and 750,000 secondary shares sold by selling stockholders. The number of shares sold by us included 517,500 shares sold pursuant to the exercise of the underwriters’ over-allotment option. We received approximately $88 million in net proceeds from the sale of the shares by us in the offering, after deducting underwriting discounts and commissions and the estimated expenses of the offering.

This report does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering is being made only by means of the prospectus relating to the offering, a copy of which may be obtained from the offices of Robert W. Baird Incorporated, 777 East Wisconsin Avenue, 28th Floor, Milwaukee, Wisconsin 53202-5391. An electronic copy of the prospectus is available on the Securities and Exchange Commission website at www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LKQ Corporation

Date: October 5, 2005	By:	/s/ VICTOR M. CASINI
Victor M. Casini
Vice President and General Counsel